EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated March 4, 2005 relating to the financial statement schedules, which appears in such Form 10-K.

/s/ PricewaterhouseCoopers Hamilton, Bermuda June 2, 2005